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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  APRIL 7, 1995
                                                         ...............


                              GREAT FALLS BANCORP
................................................................................
             (Exact name of registrant as specified in its charter)


           NEW JERSEY                0-14294            22-2545165
................................................................................
        (State or other            (Commission        (IRS Employer
        jurisdiction of             File No.)      Identification No.)
        incorporation)


     55 UNION BOULEVARD, TOTOWA, NEW JERSEY                        07512
................................................................................
    (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code: 201-942-1111
                                                          ..............


                                     NONE
................................................................................
         (Former name or former address, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets.
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     On April 7, 1995, the Corporation consummated a Merger Agreement with
Family First Federal Savings Bank, of Clifton, New Jersey ("Family First") relating to the merger ("Merger") of Family First into the Corporation's bank subsidiary, Great Falls Bank (the "Bank"). Family First has two offices for the conduct of banking. Such offices become branches of the Bank.

     The assets acquired in the Merger consisted of the following:

     a. Approximately $26.9 million in loans ($26.0 net of unearned income and reserve for loan losses).

     b. Approximately $20.6 million in investments (primarily, approximately $12.0 million in taxable securities, net, and approximately $6.0 million in mortgage-backed securities, net).

     c. Approximately $4.0 million in nonearning assets (primarily, approximately $1.8 million in cash and due from banks, and approximately $1.2 million in real estate owned, net; also includes approximately $120,000 in fixed assets, net, consisting of equipment related to the conduct of Family First' banking business, which the Bank intends to continue to use in the newly-acquired branches).

     In connection with the Merger the Bank also assumed approximately $49.0 million in liabilities, consisting primarily of approximately $48.4 million in deposits, of which approximately $42.0 million were interest-bearing and approximately $6.4 million were non-interest-bearing.

     The consideration paid by the Corporation in connection with the Merger was as follows: (1) the Corporation issued 156,645 shares of its common stock, $1.00 par value per share, to shareholders of Family First owning approximately 98% of Family First's outstanding stock; and (2) the Corporation paid cash in the aggregate amount of $30,022.50 to (a) the remaining shareholders of Family First who elected to receive cash rather than stock of the Corporation and (b) shareholders who received stock as cash in lieu of fractional shares. The cash was provided from the Corporation's working capital on hand.

     Pursuant to the formula for the conversion rate provided for in the Merger Agreement dated August 31, 1994, Family First shares were valued at $1.89 per share compared to the agreed value of $11.50 per share for the Corporation's stock. $1.89 was arrived at as the agreed base price of $1.85 for each share of Family First stock as of the end of Family First's most recently ended fiscal year, June 30, 1994, plus an adjustment for

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133% of Family First's profits per share during the period July 1, 1994 through
March 31, 1995 (the end of the calendar month preceding the closing of the transaction), less an adjustment which was agreed upon by the parties at the closing for a claim which was asserted against Family First by a third party.

Item 7.  Financial Statements and Exhibits.
- -------  ----------------------------------

     (a) Financial Statements of Businesses Acquired.  It is impracticable for
         -------------------------------------------
the Corporation to provide financial statements for Family First at this time. Such financial statements will be filed as soon as practicable, as an amendment to this Form 8-K, and in any event within 60 days.

     (b)  Pro forma Financial Information.  It is impracticable for the
          -------------------------------
Corporation to provide pro forma financial statements at this time. Such pro forma financial information will be filed as soon as practicable, as an amendment to this Form 8-K, and in any event within 60 days.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GREAT FALLS BANCORP
                                    ..............................
                                            (Registrant)

       APRIL 20, 1995                   /s/ George E. Irwin
Date .........................      ..............................
                                            (Signature)

                                         GEORGE E. IRWIN
                                         VICE PRESIDENT

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